UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 21, 2011

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of President Gene Coffman as Chairman and Chief Executive Officer

As previously announced, the boards of directors of First Security Group, Inc. and FSGBank, N.A. (collectively, “First Security”) appointed Ralph E. “Gene” Coffman, Jr., age 59, as acting interim Chairman and Chief Executive Officer of First Security, pending regulatory non-objection, effective April 21, 2011.  Mr. Coffman has served as President and Chief Operating Officer of FSGBank since October 2010, and of First Security Group since November 2010.

Mr. Coffman has more than 20 years of executive management experience in financial organizations, including serving in the CEO or President role at three different financial institutions.  Prior to joining First Security, Mr. Coffman served as Ohio Regional President of WesBanco Bank, Inc., a $5.6 billion multi-bank holding company, from November 2007 to October 2009. Prior to WesBanco, Mr. Coffman served as President and Chief Executive Officer of Oak Hill Financial, Inc., an Ohio bank holding company, from September 1996 to November 2007.  At the time of its merger with WesBanco, Inc. in 2007, Oak Hill Financial, Inc. was a $1.3 billion community bank with 37 banking offices.

Mr. Coffman’s compensation with First Security has not been modified as a result of his appointment as acting interim Chief Executive Officer, and remains subject to his existing employment agreement.

On April 25, 2011, the Company issued a press release announcing the appointment of Mr. Coffman as acting interim Chief Executive Officer, which is attached as Exhibit 99.1.

Resignation of Rodger B. Holley

As previously announced, on April 21, 2011, Rodger B. Holley resigned as Chief Executive Officer of First Security. Mr. Holley also resigned as a director of First Security.  Mr. Holley’s resignation letter, which is attached as Exhibit 10.1, expressed no disagreement with First Security’s operations, policies or practices.  Mr. Holley has also agreed to assist First Security in his transition for up to 90 days without further compensation.

The board of directors thanks Mr. Holley for his years of service to First Security.  Mr. Holley provided best wishes to First Security, and First Security does likewise to Mr. Holley.

In connection with his resignation, Mr. Holley and First Security entered into a severance agreement (the “Agreement”), a copy of which is attached as Exhibit 10.2.  Pursuant to the Agreement, Mr. Holley will retain certain benefits provided by the terms of a salary continuation agreement, dated December 21, 2005, between First Security and Mr. Holley, but limited to the amount accrued and vested as of December 31, 2010, which was approximately $2.0 million. As a result of Mr. Holley’s resignation from First Security, Mr. Holley will be entitled, following a determination by the appropriate regulatory authorities that the payments are permissible, to be paid the accrued benefit in monthly installments for 15 years commencing on March 1, 2012, when Mr. Holley will reach normal retirement age (65).  Payments to Mr. Holley remain subject to a clawback provision in accordance with the limitations on executive compensation related to First Security’s participation in the TARP Capital Purchase Program.

The Agreement preserves the non-solicitation, confidentiality and non-competition obligations previously contained in Mr. Holley’s employment agreement, and also provides for a mutual release of all other claims.

On April 25, 2011, the Company issued a press release announcing the resignation of Mr. Holley, which is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

No.	Description

10.1	Resignation Letter of Rodger B. Holley, dated April 21, 2011.

10.2	Severance Agreement by and between Rodger B. Holley, First Security Group, Inc. and FSGBank, N.A., dated April 21, 2011.

99.1	Press Release, dated April 25, 2011. 1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: April 27, 2011
	By:	/s/ John R. Haddock
	Name:	John R. Haddock
	Title:	Chief Financial Officer

________________________
1 The information provided in the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.